                                  EXHIBIT 23(a)

                     CONSENT OF ERNST & YOUNG LLP AS TO THE
                       FINANCIAL STATEMENTS OF REGISTRANT

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement/Prospectus of Merchants and Manufacturer's Bancorporation, Inc. that is made a part of the Registration Statement (Form S-4) of Merchants and Manufacturer's Bancorporation, Inc. and to the use of our report dated February 26, 1999, incorporated by reference in the Company's 1998 Annual Report to Shareholders on Form 1O-K, incorporated by reference in the above noted Form
S-4 filed on or about August 31, 1999 for the registration of shares of its common stock in connection with its merger with Pyramid Bancorp., Inc.



                                              /s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
August 31, 1999